Exhibit 99.1

Higher One Holdings, Inc. Reports Third Quarter 2011 Financial Results

•	Revenue came in at $48.1 million, up 25% year-over-year
•	Passed two million mark for number of OneAccounts in the third quarter
•	312,000 increase in OneDisburse SSE in the quarter

New Haven, CT, November 1, 2011 – Higher One Holdings, Inc. (NYSE: ONE) (“Higher One”) today announced financial results for the third quarter of 2011. The company reported revenue of $48.1 million, up 25% from $38.6 million in the third quarter of 2010. The year-over-year revenue growth was primarily attributable to an increase in the number of OneAccounts and an increase in the number of higher education institutions contracted for its services.

“I’m pleased to report yet another quarter that falls in line with our expectations, which I view as a testament to our recurring and predictable financials,” stated Dean Hatton, President and CEO of Higher One. “We continue to hear positive feedback from our clients and customers who are pleased with the High Touch Service® we provide administrators through the OneDisburse® and CASHNet® suites, and the value the OneAccount provides for students.”

Higher One also reported GAAP net income of $8.5 million, and non-GAAP adjusted net income, which excludes certain non-recurring or non-cash items, stock-based compensation, stock-based and other customer acquisition expense, and amortization of intangible assets, of $11.1 million. GAAP diluted EPS was $0.14 in the quarter, up from $0.11 in the third quarter of 2010. Non-GAAP adjusted diluted EPS was $0.19, up from $0.15 for the same period a year ago. In the third quarter of 2011, non-GAAP adjusted EBITDA was $18.2 million, up 17% from $15.5 million in the same period last year.

The number of OneAccounts at the end of the third quarter of 2011 totaled 2.0 million, up 31% from 1.5 million at the end of the third quarter of 2010. Total enrollment at higher education clients that have purchased the OneDisburse service increased to 4.0 million, an increase of approximately 753,000 from 3.2 million at the end of the third quarter of 2010. Total enrollment at higher education clients that have purchased the CASHNet suite of payment products increased to 2.6 million.

Operating cash flow in the quarter was $9.4 million. Cash, cash equivalents, and liquid investments totaled $51.3 million as of September 30, 2011. Higher One announced a share repurchase program during the quarter whereby it may repurchase up to $40 million of issued and outstanding shares of common stock.  The company utilized $14.2 million to repurchase approximately 944,000 shares at an average price of $15.10 per share in the quarter.

Higher One narrowed the range on its full-year 2011 revenue and GAAP diluted EPS guidance to $182.0 – $186.0 million and $0.51 – $0.58, respectively. Noting that GAAP diluted EPS is subject to material and unpredictable impacts from certain M&A-related customer acquisition expenses, the company updated full-year 2011 non-GAAP adjusted diluted EPS guidance to $0.74 – $0.77. Higher One also issued full-year 2012 guidance of $227.0 – $237.0 million in revenue and $0.80 – $0.90 in GAAP diluted EPS. The company issued non-GAAP diluted EPS guidance of $0.90 – $1.00 for full-year 2012. The company believes that the non-GAAP adjusted diluted EPS measure, which excludes certain expenses including stock-based compensation, stock-based and other customer acquisition expense, and amortization of intangible assets, and the related tax expense, provides a useful view of more predictable and normalized business trends.

Quarterly Conference Call Information

Higher One will host a conference call at 5 p.m. ET today to discuss third quarter results. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to its nearest comparable GAAP measures can be accessed through Higher One’s investor relations website at http://www.ir.higherone.com/. In addition, an archive of the webcast will be available for 90 days through the same link.

About Higher One Holdings

Higher One Holdings, Inc. (NYSE: ONE) is a leading company focused on helping college business offices manage operations and providing enhanced service to students. Through a full array of services from refunds, payments, electronic billing, payment plans and more, Higher One works closely with colleges and universities to ensure students receive Financial Aid refunds quickly, can pay tuition and bills online, make on-campus and community purchases and learn the basics of financial management.

Higher One provides its services to approximately 5.8 million students at distinguished public and private higher education institutions nationwide. More information about Higher One can be found at www.ir.higherone.com.

Forward-Looking Statements

This press release includes forward-looking statements, as defined by the Securities and Exchange Commission (“SEC”).  Management’s projections and expectations are subject to a number of risks and uncertainties that could cause actual performance to differ materially from that predicted or implied.  These statements speak only as of the date they are made, and the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.  The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.  Information about the factors that could affect future performance can be found in our recent SEC filings.

Use of Non-GAAP Financial Measures

This release includes certain metrics presented on a non-GAAP basis, including non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted EPS.  We believe that these non-GAAP measures, which exclude amortization of intangibles, stock-based compensation, and certain non-recurring or non-cash impacts to our results, all net of taxes, provide useful information regarding normalized trends relating to the company’s financial condition and results of operations.  Reconciliations of these non-GAAP measures to their closest comparable GAAP measure are included in this press release.

Contacts

Investor Relations:	Ken Goff, 203-776-7776 x4462, kgoff@higherone.com
Media Relations:	Shoba Lemoine, 203-776-7776 x4503, slemoine@higherone.com

 Higher One Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands of dollars, except share and per share amounts)

	Three Months
	Ended September 30,
	2010	2011
Revenue:
Account revenue	$28,221	$35,800
Payment transaction revenue	5,496	6,603
Higher education institution revenue	3,528	4,595
Other revenue	1,321	1,142
Total revenue	38,566	48,140
Cost of revenue	14,390	19,630
Gross margin	24,176	28,510
Operating expenses:
General and administrative	8,278	9,415
Product development	762	1,158
Sales and marketing	4,356	4,698
Total operating expenses	13,396	15,271
Income from operations	10,780	13,239
Interest income	10	15
Interest expense	(84)	(66)
Other income	–	–
Net income before income taxes	10,706	13,188
Income tax expense	4,277	4,720
Net income	$6,429	$8,468

Net income available to common stockholders:
Basic	$6,429	$8,468
Participating Securities	–	–
Diluted	$6,429	$8,468

Weighted average shares outstanding
Basic	53,987,601	55,470,457
Diluted	59,154,446	59,789,977

Net income available to common stockholders per common share:
Basic	$0.12	$0.15
Diluted	$0.11	$0.14

Higher One Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
 (In thousands of dollars, except share and per share amounts)

	December 31,	September 30,
	2010	2011

Assets
Current assets:
Cash and cash equivalents	$34,484	$33,442
Investments in marketable securities	14,697	17,889
Accounts receivable	2,622	5,534
Income receivable	3,719	6,293
Deferred tax assets	48	38
Prepaid expenses and other current assets	6,981	8,291
Restricted cash	8,250	–
Total current assets	70,801	71,487
Deferred costs	3,782	3,398
Fixed assets, net	9,919	37,643
Intangible assets, net	18,456	16,153
Goodwill	15,830	15,830
Other assets	653	1,787
Deferred tax assets	–	1,950
Restricted cash	–	1,075
Total assets	$119,441	$149,323

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,063	$2,487
Accrued expenses	11,786	22,097
Acquisition payable	8,250	–
Deferred revenue	7,974	10,646
Total current liabilities	31,073	35,230
Deferred revenue	2,051	2,143
Deferred tax liabilities	2,926	–
Total liabilities	36,050	37,373
Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 56,109,234 shares issued and outstanding at December 31, 2010; 57,328,795 shares issued and 56,385,246 shares outstanding at September 30, 2011	56	57
Additional paid-in capital	136,760	155,298
Treasury stock, 943,549 shares at September 30, 2011	–	(14,244)
Accumulated deficit, net of 2008 stock tender transaction of $93,933	(53,425)	(29,161)
Total stockholders' equity	83,391	111,950
Total liabilities and stockholders' equity	$119,441	$149,323

Higher One Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
 (In thousands of dollars)

	Nine Months Ended
	September 30,
	2010	2011
Cash flows from operating activities
Net income	$16,522	$24,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,321	5,204
Amortization of deferred finance costs	153	54
Non-cash interest expense	258	–
Stock-based customer acquisition expense	6,988	9,233
Stock-based compensation	2,184	3,049
Deferred income taxes	(4,024)	(4,866)
Gain on litigation settlement agreement	–	(1,500)
Loss on disposal of fixed assets	–	343
Changes in operating assets and liabilities:
Accounts receivable	(1,669)	(2,912)
Income receivable	(1,057)	(2,574)
Deferred costs	(1,917)	(645)
Prepaid expenses and other current assets	(822)	(1,310)
Other assets	(109)	(9)
Accounts payable	(115)	(576)
Accrued expenses	1,188	816
Deferred revenue	4,140	2,764
Net cash provided by operating activities	27,041	31,335
Cash flows from investing activities
Purchases of available for sale investment securities	(20,818)	(11,192)
Proceeds from sales and maturities of available for sale investment securities	6,080	8,000
Purchases of fixed assets, net of changes in construction payables of $0 and $9,410, respectively	(5,899)	(21,623)
Payment to escrow agent	(8,250)	(1,075)
Proceeds from escrow agent	–	1,500
Payment of acquisition payable	(1,750)	–
Net cash used in investing activities	(30,637)	(24,390)
Cash flows from financing activities
Tax benefit related to exercise of stock options	2,170	5,274
Proceeds from exercise of stock options	817	983
Repurchase of common stock	–	(14,244)
Repayments of line of credit	(22,000)	–
Proceeds from issuance of common stock, net of issuance costs	37,209	–
Proceeds from line of credit	4,000	–
Repayment of capital lease obligations	(7)	–
Net cash provided by (used in) financing activities	22,189	(7,987)
Net change in cash and cash equivalents	18,593	(1,042)
Cash and cash equivalents at beginning of period	3,339	34,484
Cash and cash equivalents at end of period	$21,932	$33,442

Higher One Holdings, Inc.
Unaudited Supplemental Operating Data
(in thousands)

	Three Months Ended
	Sept 30,	Dec 31,	March 31,	June 30,	Sept 30,
	2010	2010	2011	2011	2011

OneDisburse SSE (1)	3,217	3,281	3,413	3,659	3,970
y/y growth	45%	41%	27%	31%	23%

CASHNet suite SSE (2)	2,450	2,460	2,506	2,550	2,576
y/y growth	39%	25%	14%	10%	5%

Ending OneAccounts (3)	1,538	1,618	1,762	1,722	2,015
y/y growth	66%	61%	46%	39%	31%

(1)
OneDisburse SSE is defined as the number of students enrolled at institutions that have signed contracts to use the OneDisburse service by the end of a given period as of the date the contract is signed (using the most up-to-date IPEDS data at that point in time)

(2)
CASHNet suite SSE is defined as the number of students enrolled at institutions that have signed contracts to use one or more CASHNet modules by the end of a given period as of the date the contract is signed (using the most up-to-date IPEDS data at that point in time)

(3)	Ending OneAccounts is defined as the number of open accounts with a non-zero balance at the end of a given period

Higher One Holdings, Inc.
Unaudited Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
(in thousands)

	Three Months Ended
	September 30,
	2010	2011
	(unaudited)
	(in thousands)

Net income	$6,429	$8,468
Interest income	(10)	(15)
Interest expense	84	66
Income tax expense	4,277	4,720
Depreciation and amortization	1,947	1,770
EBITDA	12,727	15,009
Stock-based and other customer acquisition expense	2,139	2,320
Stock-based compensation expense	643	889
Other income	–	–
Adjusted EBITDA	$15,509	$18,218

Revenues	38,566	48,140
Net Income Margin	16.7%	17.6%
Adjusted EBITDA Margin	40.2%	37.8%

Unaudited Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share amounts)
	Three Months Ended
	September 30,
	2010	2011
	(unaudited) (in thousands)

Net income	$6,429	$8,468

Stock-based and other customer acquisition expense	2,139	2,320
Stock-based compensation expense – incentive stock options	338	480
Stock-based compensation expense – non-qualified stock options	305	409
Other income	–	–
Amortization of intangible assets	768	768
Amortization of finance costs	51	18
Total pre-tax adjustments	3,601	3,995
Tax rate	38.6%	38.2%
Tax adjustment	1,259	1,343
Adjusted net income	$8,771	$11,120

Diluted average weighted shares outstanding	59,154	59,790
Diluted EPS	$0.11	$0.14
Adjusted Diluted EPS	$0.15	$0.19

Revenues	38,566	48,140
Net Income Margin	16.7%	17.6%
Adjusted Net Income Margin	22.7%	23.1%

Higher One Holdings, Inc.
Business Outlook

	Twelve Months Ending
	December 31, 2011
	GAAP			Non-GAAP (a)
Revenues (in millions)	$182.0	-	$186.0	$182.0	-	$186.0
Diluted EPS	$0.51	-	$0.58	$0.74	-	$0.77

(a) Estimated Non-GAAP amounts above for the twelve months ending December 31, 2011 reflect the estimated quarterly adjustments that exclude (i) the amortization of intangibles and finance costs of approximately $3.0 million, (ii) stock-based compensation expense of approximately $4.0 million, (iii) stock-based and other customer acquisition expense of approximately $11.0 million to $17.5 million, and (iv) the gain related to the settlement of litigation with the former stockholders of Informed Decisions Corporation of approximately $1.5 million.

Stock-based and other customer acquisition expense primarily relates to our acquisition of EduCard in 2008, in connection with which we issued restricted stock, and IDC in 2009.  We calculate the stock-based and other customer acquisition expense based on the undergraduate enrollment at higher education clients acquired relating to the acquisition, and the market value of our common stock at the time the client is acquired.  It is difficult to predict with any degree of certainty either the number of new higher education clients we will acquire, the timing of future customer acquisitions, or the market value of our common stock at any time, resulting in a wide range of expected expense.

	Twelve Months Ending
	December 31, 2012
	GAAP			Non-GAAP (b)
Revenues (in millions)	$227.0	-	$237.0	$227.0	-	$237.0
Diluted EPS	$0.80	-	$0.90	$0.90	-	$1.00

(b) Estimated Non-GAAP amounts above for the twelve months ending December 31, 2012 reflect the estimated annual adjustments, that exclude (i) the amortization of intangibles and finance costs of approximately $3.0 million, and (ii) stock-based compensation expense of approximately $5.0 million.